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                                                                    Exhibit 21.1


                        HALL, KINION & ASSOCIATES, INC.
                             LIST OF SUBSIDIARIES



     HALL KINION AND ASSOCIATES, UK LIMITED, a wholly owned subsidiary of the Registrant, organized under the laws of the United Kingdom.


     TA ACQUISITION CORPORATION, a wholly owned subsidiary of the Registrant, organized under the laws of the State of Delaware.